Exhibit 10.49
CONSULTING AGREEMENT
THIS AGREEMENT, made this 24th day of February, 2022, by and between Thermo Fisher Scientific Inc. (“Company”), with its principal place of business located at 168 Third Avenue, Waltham, MA 02451, and Mark Stevenson (“Consultant”), with his principal place of business at an address on file with the Company (collectively referred to as “the Parties”).
    The Parties agree as follows:
1.CONSULTING PERIOD
    The term of this Agreement shall commence on March 19, 2022, and shall continue until March 1, 2023, unless terminated earlier or extended by mutual agreement as provided below (the “Consulting Period”).
2.CONSULTING SERVICES
Company engages Consultant to perform, and Consultant shall perform, the following advisory and consulting services: (1) serve as a member of the Company’s Scientific Advisory Board during the Consulting Period, (2) consulting on Covid-19 testing including assisting externally as needed, and (3) other duties and responsibilities as mutually defined by the Parties. Consultant agrees to devote a sufficient number of hours per week in order to complete the assignments given by Company in a timely manner.
3.CONSIDERATION
In full consideration of the services performed by Consultant under this Agreement and for the noncompetition provision outlined in Section 7 and Schedule B to this Agreement, and for so long as Consultant provides the Consulting Services to the Company pursuant to this Agreement, any and all outstanding and unvested equity awards granted to Consultant by the Company will continue to vest and be exercisable in accordance with the applicable equity plans and award agreements; provided, however, that if Consultant continues to provide the Consulting Services through March 1, 2023, Consultant shall for purposes of the equity awards identified on Schedule A hereto be vested in such awards on March 1, 2023 to the same extent as if Consultant had “retired” from the Company (as provided in such awards) on March 1, 2023  and shall, in the case of the Nonstatutory Stock Option Award, be eligible to exercise such award through its “Final Exercise Date”.  For avoidance of doubt, if this Agreement is terminated for any reason prior to March 1, 2023, (i) Consultant will, as of such termination date, no longer enjoy continued vesting in any outstanding equity award or the special vesting and other rights under the awards identified on Schedule, (ii) all unvested equity awards as of the termination date shall be forfeited, and (iii) vested equity awards shall be exercisable or paid in accordance with the terms of the original award agreement. Consultant specifically acknowledges and agrees that such continuation of vesting is fair, reasonable, and mutually agreed-upon consideration for the services outlined in Section 2 and for agreeing to the non-competition restriction in Section 7 below and Schedule B to this Agreement.
4.REIMBURSEMENT OF CONSULTANT EXPENSES
Company shall reimburse Consultant for all expenses reasonably incurred by Consultant on behalf of Company to the extent that same have been duly authorized in advance by Company. Expenses will be reimbursed within thirty (30) days after submission to Company.
5.INDEPENDENT CONTRACTOR STATUS
Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, workers compensation, social security, unemployment, medical or pension payments, made available to employees of the Company with respect to the services performed under this Agreement.
6.TAX REPORTING AND FILING; 409A COMPLIANCE
Company will report and withhold on the amount it pays Consultant in accordance with applicable Internal Revenue Code provisions and/or state or local law. Consultant acknowledges and agrees to file all tax returns, tax declarations, and tax schedules and to pay all taxes required, when due, with respect to any and all compensation earned by Consultant under this Agreement.
Compensation earned by Consultant under this Agreement is intended to either be exempt from or comply with the requirements of Internal Revenue Code Section 409A (“Section 409A”), and Company shall interpret and administer such payments and benefits in accordance with this intention. Each payment subject to Section 409A made to Consultant shall be considered a separate payment on a fixed payment date and not one of series of payments for purposes of Section 409A. Consultant shall not have the right to designate the taxable year of payment.

7.PERFORMING SERVICES FOR OTHERS; NO CONFLICTING WORK
Company agrees that Consultant may perform services for others, so long as the performance of these services does not interfere with the performance of the Services to be provided pursuant to this Agreement. Notwithstanding the foregoing, Consultant agrees that at all times during the Consulting Period, and for a 12-month period commencing on the termination of this Agreement, Consultant shall refrain from, alone as a consultant, or as a partner, member, employee or agent of any partnership, or as an officer, employee, agent, director, stockholder or investor of any corporation, or in any other individual or representative capacity, directly or indirectly (through an affiliate or otherwise) working for or providing consulting or any other services to, or permitting the use of Consultant’s name by, any business, person or activity, which is or which becomes during the Consulting Period, directly or indirectly, competitive with Company’s business as conducted or proposed to be conducted. If any restriction set forth in this paragraph is found by the applicable judicial authority of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or over too broad a geographic area, the parties agree it shall be interpreted to extend over a maximum period of time, range of activities or geographic area as to which it may be enforceable.
8.NON-SOLICITATION OF COMPANY EMPLOYEES AND CUSTOMERS
    Consultant shall not, directly or indirectly, during the Consulting Period, and for a 18-month period commencing on the termination of this Agreement, solicit, interfere with, or induce any person, who is or was an employee or consultant of Company, to (i) discontinue his, her or its relationship with Company, or (ii) accept employment by, or enter into a business relationship with Consultant, or any other entity or person unless Company has approved of such business or employment relationship beforehand in writing. Additionally, Consultant shall not, directly or indirectly, during the Consulting Period, and for a 18-month period commencing on the termination of this Agreement solicit, aid in or encourage the solicitation of, contract with, aid in or encourage the contracting with, service, or contact any person or entity which is or was, a customer or client of Company, for purposes of marketing, offering or selling a product or service competitive with Company. Consultant acknowledges that this paragraph is reasonable and necessary for the protection of the business of Company and its affiliates, and that part of the compensation paid under this Agreement is in consideration for the provisions contained in this paragraph. If any restriction set forth in this paragraph is found by the applicable judicial authority of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or over too broad a geographic area, the parties agree it shall be interpreted to extend over a maximum period of time, range of activities or geographic area as to which it may be enforceable.

9.CONFIDENTIAL DATA
Consultant agrees to keep secret and retain in the strictest confidence all Confidential Information of Company and its affiliates, and not to disclose any such Confidential Information to anyone outside of Company unless authorized by Company on a “need to know” basis, or except as may be required in the good faith performance of the Services, or as may be required by law. Consultant further agrees to take all other reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. For purposes of this Agreement, “Confidential Information” means any proprietary information including, without limitation, all information in whatever form provided relating to the past, present or future business affairs of Company or its affiliates, or another party whose information Company has in its possession under obligation of confidentiality, which is disclosed by Company or its affiliates to Consultant, or which Consultant learns from inspection of drawings, parts or equipment including, without limitation, trade secrets, computer programs, computer code graphics, algorithms, engineering, product and service planning, client or customer lists, hardware configuration information, and information, research, and development, business plans, pricing and fee policies, information relating to operations, systems, security, merchandising, marketing, affiliate relations, products and product development, financial and personnel data, and specialized knowledge, data or property concerning any idea, invention, discovery, process, program, services or products provided, used, developed, investigated, manufactured or considered by Company or its affiliates during the Consulting Period, whether commercial, experimental or patented, patentable or not. Consultant also agrees that all such Confidential Information, as well as all records, files and other memoranda made or kept by Consultant in connection with the Services, shall be the exclusive property of Company. Upon termination of this Agreement, for whatever reason, Consultant will promptly deliver to Company all materials, notebooks, records, data, lists, information, memoranda, documents (including all copies) and all other property belonging to Company or containing Confidential Information, including, among other things, Confidential Information which relates to the Services, including Confidential Information that was created or obtained by Consultant while performing the Services or by virtue of Consultant’s relationship with Company. Under the Defend Trade Secrets Act of 2016 (“DTSA”), Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Consultant’s attorney in relation to a retaliation lawsuit brought by Consultant for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.INVENTIONS
All inventions, ideas, data, technology, devices, software in whatever form, processes, innovations and improvements, whether or not patentable and whether or not copyrightable, hereafter made, conceived, reduced to practice, created, written, designed or developed by the Consultant solely or jointly with others during the Consulting Period (or thereafter if resulting or directly derived from Proprietary Information, as defined below) and which relate in any manner to the business of the Company, or to its actual or planned research or development, or are suggested or result from any task assigned to the Consultant under this Agreement or work performed by the Consultant for or on behalf of the Company, shall be the sole property of the Company (collectively, “Inventions”). The Consultant hereby assigns to the Company all Inventions and any and all related patent, copyrights, trademarks, trade names and other intellectual property rights and applications therefor, in the United States and elsewhere, and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company, and without further compensation except as expressly provided below, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents, copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant shall promptly disclose to the Company all Inventions and the Consultant further agrees that all papers and records of every kind relating to any Inventions which shall at any time come into the Consultant's possession shall be the sole and exclusive property of the Company and shall be surrendered to the Company upon the termination of the Consulting Period or upon request at any other time either during or after the termination of the Consulting Period. The Consultant agrees that the obligations and undertakings stated in this Section shall continue beyond the termination of the Consulting Period.
11.CONFLICTING OBLIGATIONS
Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant’s violation of this paragraph will be considered a material breach of this Agreement.
12.NOTICES
All notices required or permitted under this Agreement shall be in writing and shall be addressed to the other party at the address first above shown. All notices shall be sent by registered or certified mail, return receipt requested, or by Federal Express or other comparable courier providing proof of delivery, and shall be deemed duly given and received (i) if mailed, on the third business day following the mailing thereof, or (ii) if sent by courier, the date of its receipt (or, if such day is not a business day, the next succeeding business day).
13.EARLY TERMINATION
Notwithstanding anything to the contrary in this Agreement, the Consulting Period shall terminate automatically and immediately upon the occurrence of any one of the following events: (i) the death of Consultant; (ii) the breach of any material term of this Agreement; or (iii) the termination of this Agreement by either Party for any reason or no reason upon 30 days written notice to the other Party. Any such termination shall not, however, affect or otherwise modify the obligation of Company to pay accrued sums owed to the Consultant pursuant to the terms of this Agreement. Termination of this Agreement for any reason shall not affect Consultant’s continuing obligations under Sections 7, 8, 9, and 10, except that the non-competition restrictions in Section 7 shall not be applicable in the event the Consulting Period is ended by the Company without cause.
14.ASSIGNMENT
Should Company at any time be merged or consolidated into or with any other entity, or if substantially all of the assets of Company are transferred to another entity, this Agreement may be assigned to such entity. Consultant shall not assign any rights under this Agreement to any other person or entity.
15.INDEMNIFICATION
Company agrees to indemnify, hold harmless and defend Consultant from any liability or financial loss (including, without limitation, attorneys’ fees and costs) arising from its intentional, reckless, negligent or otherwise wrongful acts, errors or omissions in the performance of this Agreement. Consultant agrees to indemnify, hold harmless and defend Company and its related and affiliated entities from any liability or financial loss (including, without limitation, attorneys’ fees and costs) arising from intentional, reckless, negligent or otherwise wrongful acts, errors or omissions committed by Consultant or Consultant's assistants in the performance of this Agreement by Consultant or Consultant’s assistants.

16.INTEGRATION
This Agreement is intended to be the final, complete and exhaustive statement of the terms of Consultant’s engagement by Company. This Agreement supercedes all prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the engagement of Consultant and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that practices, policies, or procedures of Company, now or in the future, apply to Consultant and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall prevail. Notwithstanding the foregoing, nothing in this Agreement changes or alters Consultant’s continuing legal obligations (including but not limited to Consultant’s Noncompetition Agreement with the Company) incurred while Consultant was employed by the Company.
17.SEVERABILITY
If a Court or Arbitrator holds any provision of this Agreement to be invalid, unenforceable or void, the remainder of this Agreement, shall remain in full force and effect.
18.GOVERNING LAW
This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts without reference to its choice of law provisions. Each party hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts located in Suffolk County, MA, in any action arising out of or relating to this Agreement and waives any other venue to which it may be entitled by domicile or otherwise (but without prejudice to rights of action and enforcement which may arise in the courts of England & Wales under the Restrictive Covenant Agreement appended as Schedule B to this Agreement, which are expressly reserved). In the event of any legal proceeding between the Company and Consultant relating to this Agreement, neither party may claim the right to a trial by jury, and both parties waive any right they may have under applicable law or otherwise to a right to a trial by jury.
19.ADVICE OF COUNSEL
    Consultant acknowledges that, in executing this Agreement, Consultant has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

20.NOTICE
Consultant acknowledges that he was provided this Agreement ten (10) business days before commencement of the consultancy relationship with the Company.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the above date.

THERMO FISHER SCIENTIFIC INC. /s/ Lisa Britt	CONSULTANT /s/ Mark Stevenson
Lisa Britt	Mark Stevenson
SVP, Chief Human Resources Officer

Schedule A

Grant Type	Grant Date	Grant Expiration Date	Grant Price	Amount Granted	Unvested Amount
Stock Options[1]	02/23/2021	02/23/2028	$458.81	17,875	13,407
RSUs[2]	02/23/2021	N/A	N/A	4,000	3,400
PRSUs[3]	02/23/2021	N/A	N/A	4,000	2,667
				Total: 25,875	Total: 19,474

1 Non-Statutory Stock Option Agreement dated February 23, 2021 between Company and Mark Stevenson. If the vesting conditions of the Non-Statutory Stock Option Agreement and the Consulting Agreement are satisfied, the remaining unvested option shall vest as follows: 4,469 Stock Options – February 23, 2023; 8,938 Stock Options – March 1, 2023
2 Restricted Stock Unit Agreement dated February 23, 2021 between Company and Mark Stevenson. If the vesting conditions of the Restricted Stock Unit Agreement and the Consulting Agreement are satisfied, the remaining outstanding RSUs shall be settled as follows: 1,000 RSUs – August 23, 2022; 2,400 RSUs – March 1, 2023. Shares shall be delivered within 5 business days of the settlement date.
3 Performance Restricted Stock Unit Agreement dated February 23, 2021 between Company and Mark Stevenson. If the vesting conditions of the Performance Restricted Stock Unit Agreement and the Consulting Agreement are satisfied, the shares that become issuable pursuant to a PRSU based on the provisions of Schedule A of the Performance Restricted Stock Unit Agreement , to the extent not previously delivered, shall be delivered within the sixty (60) day period following the date such PRSUs would have vested had the Consultant remained employed with the Company.

Schedule B

Restrictive Covenant Agreement

This Agreement is made on February 24, 2022
Between
(1)LIFE TECHNOLOGIES LIMITED (Registered Company Number SC083107), whose registered address is 3 Fountain Drive, Inchinnan Business Park, Paisley PA4 9RF (hereinafter referred to as “the Company”) part of the Thermo Fisher Scientific group of companies; and
(2)MARK STEVENSON, currently residing at an address on file with the Company (“Consultant”).
Whereas
(A)The Consultant has been engaged by the Company’s parent company, Thermo Fisher Scientific Inc., to provide certain consultancy services for valuable consideration in accordance with a Consulting Agreement dated February 24, 2022 (“Consulting Agreement”) and the Consultant has agreed to enter into this supplementary Restrictive Covenant Agreement (“RC Agreement”) as Schedule B to and a condition of the terms of the Consulting Agreement; and
(B)Prior to his retirement from Thermo Fisher Scientific Inc., the Consultant was employed as the Executive Vice President and Chief Operating Officer for the Group, a role which had global responsibility across the Company and in which role the Consultant had deep insight to and/or leadership responsibility for key Confidential Information, strategic decisions, objectives and commercial relationships across the Group’s business; and
(C)The Consultant will continue to have access to key Confidential Information in the performance of the services under the Consulting Agreement; and
(D)The Parties have agreed that the restrictions contained in this RC Agreement are necessary to secure the legitimate business interests of Thermo Fisher Scientific Inc. and the Group;
It is agreed
1Definitions and interpretation
1.1In this RC Agreement unless the context otherwise requires the following expressions have the following meanings:
Confidential Information has the same meaning as in the Consulting Agreement
General Counsel means the Senior Vice President & General Counsel of the Group
Group means the Company and the Group Companies
Group Company means any company which is for the time being a subsidiary or holding company of the Group and any subsidiary of any such holding company (including, for the avoidance of doubt and without limitation, Thermo Fisher Scientific Inc., whose registered office is at 168 Third Avenue, Waltham, Massachusetts 02451, USA, and any company which is for the time being a subsidiary or holding company of Thermo Fisher Scientific Inc.), and for the purposes of this RC Agreement the terms subsidiary and holding company shall have the meanings ascribed to them by section 1159 Companies Act 2006 or in any subordinate legislation made under the Companies Act 2006 (and Group Companies shall be interpreted accordingly)
Restricted Businesses shall mean the business and activities of Thermo Fisher Scientific Inc. and its Group Companies
Restricted Territory shall mean the United States of America, the United Kingdom, Switzerland, and all other countries in the European Economic Area and the rest of the World that the Consultant has had oversight or responsibility for in his role in the 24 months immediately preceding the Termination Date
Termination Date means the date of the termination of the Consulting Agreement
1.2Any reference in this RC Agreement to a statutory provision shall be deemed to include a reference to any statutory amendment, modification or re-enactment of it.
1.3The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this RC Agreement.
2Restrictive covenants
2.1The Consultant covenants that he will not (without the previous consent in writing of the General Counsel) whether as principal or agent, and whether alone or jointly with, or as a director, manager, partner, shareholder, employee or consultant of any other person, directly or indirectly either during the term of the Consulting Agreement or:
(a)for the period of 12 months immediately after the Termination Date carry on, or be engaged, concerned or interested in any business in the Restricted Territory, which competes with the Restricted Businesses and/or any business being carried on by the Company or by any other Group Company which the Consultant has had oversight or responsibility for in the 36 month period immediately preceding the Termination Date;
(b)for the period of 18 months immediately after the Termination Date negotiate with, solicit business from or endeavour to entice away from the Company, or any other Group Company the business of any person, firm, company or organisation who or which is and has been a customer, client or agent of or supplier to (or who had regular business dealings with) the Company or any Group Company during the period of 36 months immediately preceding the Termination Date;
(c)for the period of 18 months immediately after the Termination Date undertake to provide in competition with the Company or any other Group Company any service or manufacture or supply any product similar to those with which he was concerned during the period of 36 months immediately preceding the Termination Date to or for any person who is or was a customer, client or agent of (or who had regular business dealings with)

the Company or any other Group Company during the period of 36 months immediately preceding the Termination Date;
(d)for the period of 18 months immediately after the Termination Date employ or engage for the provision of work or services, solicit or endeavour to entice away from the Company or any other Group Company, any person who is an employee of or otherwise works for the Company or any Group Company and who is either:
(i)part of the Group’s senior management (Band 9 and above) within the Restricted Businesses; or
(ii)who by reason of their knowledge of trade secrets or confidential information of the Restricted Businesses or knowledge or influence over the clients, customers or suppliers of the Restricted Businesses is likely to be able to assist or benefit a business which competes or proposes to compete with the Company or any other Group Company.
2.2For the avoidance of doubt, none of the restrictions contained in this RC Agreement shall prohibit any activities by the Consultant which are not in direct or indirect competition with any business being carried on by the Company or any other Group Company at the Termination Date.
2.3Nothing in clause 2.1 shall preclude the Consultant from acquiring or holding (directly or through nominees) publicly traded stock or other publicly traded securities of a business, so long as Consultant’s ownership does not exceed 1% percent of the outstanding securities of such company of the same class as those held by the Consultant.
2.4The Consultant agrees that, having regard to all the circumstances, the restrictions contained in this RC Agreement are reasonable and necessary for the protection of the Company or any other Group Company and that they do not bear harshly upon him and the parties agree that:
(a)each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and
(b)if any restriction is found to be void but would be valid and enforceable if some part of it were deleted, that restriction shall apply with such deletion as may be necessary to make it valid and enforceable.
2.5The Consultant shall not, during or after the term of the Consulting Agreement, assist or advise or give any information to any person for the purpose of that person doing an act which, if done by the Consultant himself, would be in breach of any of the provisions of this RC Agreement.
2.6If the Consultant applies for or is offered a new employment, appointment or engagement, before entering into any related contract the Consultant will bring the terms of this RC Agreement to the attention of a third party proposing to directly or indirectly employ, appoint or engage him.
2.7The Consultant will at the request and cost of the Company enter into direct undertakings with the Company and/or any Group Company which correspond to the restrictions in the Consulting

Agreement and this RC Agreement, or which are less onerous only to the extent necessary (in the opinion of the Group or its legal advisors) to ensure that such undertakings are valid and enforceable.
3Third party rights
The benefit of each agreement and obligation of the Consultant under this RC Agreement may be assigned to and enforced by all successors and assigns for the time being of the Company and any Group Company and such agreements and obligations shall operate and remain binding notwithstanding the termination of this RC Agreement.

4Choice of law and submission to jurisdiction
4.1This RC Agreement shall be governed by and interpreted in accordance with the laws of England & Wales.
4.2The parties submit to the exclusive jurisdiction of the English courts, but this RC Agreement may be enforced by the Group in any court of competent jurisdiction.

Executed as a deed by Life Technologies Limited (the Company) acting by two directors or by a director and its secretary	)	..........................................................................
	)	Director
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	)	Director/Secretary

Executed as a deed by the Consultant in the presence of	)
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Signature of witness

Name ................................................................

Address .............................................................

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